Exhibit 99.1

May 31, 2007	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622

RTI ANNOUNCES LONG-TERM JOINT STRIKE FIGHTER SUPPLY ARRANGEMENT;

PLANS FOR CAPACITY EXPANSION
JSF Deal Expected to Add $2 Billion in Revenues over 14-year Term of Contract
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI), announced today that it has entered into a contract extension with Lockheed Martin Aeronautics Company for the long-term supply of titanium products that will support the production of the F-35 Joint Strike Fighter (JSF) through 2020. The contract extension, which is effective immediately, is expected by RTI to generate revenue in excess of $2 billion over the term of the agreement.
     RTI has supplied titanium for the systems design & development phase and the low-rate initial production phase of the JSF Program since 2002. Under the extension agreement, RTI will supply the first eight million pounds of titanium mill product used for the Program annually including sheet, plate and billet in support of full rate production for the Program. Actual annual volumes will be based on Program build rates and ultimate titanium content per aircraft variant.

New Capacity Expansion
     To support the JSF contract, RTI announced that it will begin a $100 million facilities expansion program. Engineering design and planning has already commenced and will be finalized in the next few months. The Company expects to make a final decision on the expansion locations within the next 60 to 90 days.
     “This agreement recognizes our long-standing relationship with Lockheed Martin as a strategic partner in military aerospace programs and takes us from the developmental stage of the JSF Program to full rate production as a key materials solution provider, while jointly continuing to explore further value-added opportunities,” said Dawne S. Hickton, Vice Chairman and Chief Executive Officer.

Revised Guidance
     In negotiating the JSF extension, RTI agreed to sell the first 1.4 million pounds (of the over 80 million pounds of product estimated to be supplied during the term of the agreement) at original contract prices, which are less favorable to RTI than current market prices. Consequently, RTI is revising its 2007 guidance. RTI now anticipates operating income will increase 30-35% over 2006 results on a consolidated basis. This compares with previously issued guidance of 35-40% operating income growth. RTI continues to guide 2007 sales to increase 20-25% over 2006 sales.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, military spending and continued Congressional support for the JSF program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, the impact of global events on the commercial aerospace industry, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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